Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spanish Broadcasting System, Inc. and Subsidiaries:
We consent to the incorporation by reference in the registration statement (No. 333-144286) on Form S-8 of Spanish Broadcasting System, Inc. and Subsidiaries (the Company) of our report dated March 24, 2010, with respect to the consolidated balance sheets of Spanish Broadcasting System, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows, for each of the years in the two-year period ended December 31, 2009, and the related financial statement schedule, which report appears in the December 31, 2009, annual report on Form 10-K of Spanish Broadcasting System, Inc. and Subsidiaries.
As discussed in Note 2(r) to the consolidated financial statements, the Company changed its method for measuring and disclosing the fair value of assets and liabilities due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2008.
March 24, 2010
Ft. Lauderdale, Florida
Certified Public Accountants